Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS FIRST QUARTER 2007 RESULTS
AND COMMENTS ON OUTLOOK FOR FULL YEAR

FIRST QUARTER SUMMARY RESULTS (CHANGE 2007 VS. 2006):

-                    Closed 1,796 homes (-29%) with an ASP of $321K (-4%) for $576 million home closing revenue (-32%)

-                    Net earnings of $15 million (-81%), or $0.57 diluted EPS (-80%)

-                    Gross margin of 15.6%, including $17 million pre-tax charge ($0.40 per share after tax) for land-related write-offs and impairments

-                    Net orders for 2,073 homes (-20%) totaling $641 million (-23%)

-                    Cancellation rate improved to 27% of gross orders in the quarter from 48% in the fourth quarter 2006

-                    Order backlog at quarter-end of 3,962 homes (-39%) valued at $1.3 billion (-42%)

-                    Net debt-to-capital ratio of 43%

-                    Total lot supply reduced 23% from September 30, 2005 peak to 41,936 lots, with 20% owned and 80% optioned

Scottsdale, Arizona (April 25, 2007) — Meritage Homes Corporation (NYSE: MTH) today announced first quarter results for the period ended March 31, 2007.

Summary Operating Results (Unaudited)

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31,
	2007	2006	%Chg
Homes closed (units)	1,796	2,528	-29%
Home closing revenue	$576,115	$846,374	-32%
Sales orders (units)	2,073	2,590	-20%
Sales order value	$640,616	$832,618	-23%
Ending backlog (units)	3,962	6,456	-39%
Ending backlog value	$1,264,562	$2,167,844	-42%
Net Earnings	$15,116	$79,736	-81%
Diluted EPS	$0.57	$2.86	-80%

Revenue and earnings reflect slower overall housing demand and difficult comparisons to record 2006 results

Meritage reported total revenue, net earnings and diluted EPS of $577 million, $15 million and $0.57 per diluted share, respectively, for the first quarter of 2007, compared to all-time first quarter record 2006 amounts of $847 million, $80 million and $2.86 per diluted share, respectively.

“Our first quarter 2007 results reflect the broad slowdown in the U.S. housing market and a difficult comparison to the prior year, when we achieved record first quarter revenue and earnings, resulting from unprecedented housing demand in 2005.  Although home closing revenue returned to levels achieved two years ago, our margins were much lower due to competitive pricing pressures and additional land-related write-offs,” said Steven J. Hilton, chairman and CEO of Meritage.

Total home closing revenue for the first quarter 2007 was $576 million from 1,796 home closings at an average price of approximately $321,000. First quarter 2006 home closing revenue was $846 million, up from $551 million the previous year, on 2,528 home closings at an average price of approximately $335,000.

Gross margin on first quarter home closing revenue was 15.6% in 2007, compared with a near-record 25.3% in the first quarter of 2006. First quarter 2007 gross margin was reduced by $17 million in pre-tax charges ($0.40 per share after tax) related to lot option deposit write-offs and inventory impairments, with no such charges in the first quarter 2006. Excluding these charges in 2007, gross margin would have been 18.6% and the Company would have reported diluted EPS of $0.97 per share.

Sales improve with lower cancellations

Net sales orders for 2,073 homes totaled $641 million in the first quarter 2007, a substantial improvement from the fourth quarter 2006, although lower than the near-record first quarter 2006 sales by 20% and 23%, respectively. Net sales were helped by a decline in order cancellations during the first quarter 2007. The cancellation rate improved to 27% of first quarter gross orders (21% of beginning backlog) from 48% of fourth quarter 2006 gross orders (22% of beginning backlog) and in line with 28% of gross orders reported in last year’s first quarter.

With 217 active communities at quarter-end, up from 185 a year ago, the absorption rate as measured by sales per average community was 10 in the first quarter 2007 compared to 14 in the first quarter 2006.

Total dollar value of backlog at the end of the first quarter was reduced 42% year-over-year, a combination of 39% fewer homes and a 5% lower average price (ASP.) The lower ASP reflects price reductions, incentives and changes in sales mix, with a higher percentage of lower-priced homes sold in recent quarters.

“Considering the difficult comparison to the first quarter last year, we were pleased with our sales results this quarter, and encouraged by the overall decline in cancellations,” said Mr. Hilton. “We define a normal market as an absorption rate of about one sale per community per week, with stable prices and normal incentives. While we’re not there yet, we believe our first quarter results indicate a move in the right direction.”

Meritage maintains strong balance sheet

Responding to the downturn in demand and sales, the Company further reduced its inventories of unsold homes by 11% during the quarter, to a total of 1,213 spec homes, from the year-end 2006 balance of 1,365 spec homes.

While maintaining approximately a four- to five-year target supply of lots, total lot supply under control was reduced to 41,936 at first quarter-end, with 20% owned and 80% controlled under option contracts. Meritage has reduced its total controlled lot supply by 23% from the peak of 54,675 at September 30, 2005. The total was reduced by approximately 495 lots in the first quarter 2007 due to the write-off of optioned lots.

 “We continue to believe that our use of options to control land has provided tangible benefits — by leveraging capital to allow us to grow faster when markets are strong, and by reducing our capital at risk, thereby limiting our land-related write-offs as markets weaken,” said Mr. Hilton. “This strategy has benefited our shareholders, and we expect it will continue to do so.”

Meritage reported a net debt-to-capital ratio of 43% at March 31, 2007, better than most other ‘BB’ rated homebuilders and near the low end of the Company’s target of 40-50%. Meritage Homes Corporation received a rating upgrade to ‘BB’ from Standard and Poor’s Rating Services during the quarter.

Total funds available under Meritage’s existing bank credit facility increased 18% from year-end 2006 to $528 million at March 31, 2007, after considering the facility’s borrowing base availability and most restrictive covenants. In February of this year, the Company issued $150 million of 7.73% senior subordinated notes maturing in 2017 in a private placement, and used the proceeds to pay down borrowings under its credit facility, increasing Meritage’s liquidity.

Operating and reporting segments

Closings and orders slowed in the Central segment, Meritage’s largest, comprised of Arizona, Texas and Colorado. Total closing revenue was down 7%, as 15% lower volume was partially offset by a 10% increase in ASP. First quarter 2007 total order value was 41% lower in Arizona, 12% lower in Texas, and 9% higher in Colorado, compared to the first quarter 2006.

Meritage’s West segment, comprised of California and Nevada, experienced a 63% decline in total closing revenue during the first quarter 2007, while the total value of net orders was off just 9%. ASP’s for the West segment were down 6% on homes closed and 11% on new orders, reflecting continued pricing constraints. Meritage’s California markets were some of the first to realize a slowdown, contributing to more favorable year-over-year comparisons, as the total value of home sales improved 2% year-over-year in the first quarter.

Florida markets comprise the East segment for Meritage, and continued to report the largest declines in terms of order volume and ASPs, driven by very weak demand in southwest Florida. Total closing revenue was 46% lower, while total order value was 62% lower in the first quarter 2007 compared to the first quarter 2006.

Summary and future outlook

“The markets for homebuilders have changed dramatically in the last year,” said Mr. Hilton. “Change creates opportunity, and we see this period of change as one of opportunity for Meritage. We have a sound strategy for growth and profitability, a strong organization and leadership team with a proven record of success, and a solid franchise in some of the best homebuilding markets in the country. We are using the slowdown in demand as an opportunity to improve each.

“As we’ve stated previously, we expect 2007 will be a difficult year, but we are encouraged by some early signs of stabilization,” offered Mr. Hilton. “We’ve seen our overall cancellation rate decline, sales pace begin to improve and incentives begin to stabilize in certain markets, resulting in modest impairments during the first quarter this year relative to last year’s fourth quarter and some of our peers’ recent write-offs. We have taken steps to improve sales, reduce our cost structure and strengthen our balance sheet, and our successes are evident in the results we’ve reported. While conditions are still challenging — with softer demand and weaker pricing compared to a year ago — we are confident in our ability to manage through these difficult conditions.”

Mr. Hilton continued, “Based on current conditions and our projections, we are expecting to close 7,700-8,500 homes in 2007 for a total of $2.4-2.7 billion revenue. Assuming relatively stable conditions and an associated modest exposure to inventory impairments or option write-offs during the remainder of the year, we expect to earn between $2.00-2.50 per diluted share for the full year 2007.

“We will face difficult comparisons in the second quarter as we did in the first, but we believe that order comparisons will ease as we go through 2007. We anticipate that margins will continue to be under pressure due to competition in 2007, and would expect some modest improvement in demand during 2008, but are not relying on a rebound in 2007 to achieve our projections.”

Concluding, Mr. Hilton said, “We expect Meritage will remain profitable for the full year 2007, and will emerge from this cycle a stronger competitor, well positioned to deliver superior growth and earnings in future years for our shareholders.”

Awards and recognition

                Meritage was pleased to move up to 580th on the FORTUNE 1000 list in its most recently published report, up from 615th in 2006. Among homebuilders ranked on this list, Meritage is the 13th largest in terms of total 2006 revenue.

Conference call and webcast

                The Company will host a conference call on Thursday, April 26, 2007 at 11:00 a.m. Eastern Time to discuss the results of the quarter. The call will be webcast and accompanying materials will be accessible on the “Investor Relations” page of the Company’s website at http://www.meritagehomes.com. The dial-in number is 800-901-5248 with a passcode of “Meritage,” and participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 2:00 p.m. EDT April 26, 2007, through midnight May 25, 2007, on the website noted above, or by dialing 888-286-8010, and referencing passcode 54286061. The webcast replay will also be available on the “Investor Relations” page of the Company’s website, and through CCBN for two weeks at www.fulldisclosure.com.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Operating results
Home closing revenue	$576,115	$846,374
Land closing revenue	1,335	897
Total closing revenue	577,450	847,271

Home closing gross profit	90,151	214,063
Land closing gross profit/(loss)	189	(22)
Total closing gross profit	90,340	214,041

Commissions and other sales costs	(47,338)	(48,027)
General and administrative expenses	(26,663)	(42,722)
Other income, net	6,279	7,499
Earnings before provision for income taxes	22,618	130,791
Provision for income taxes	(7,502)	(51,055)
Net earnings	$15,116	$79,736

Earnings per share
Basic:
Earnings per share	$0.58	$2.96
Weighted average shares outstanding	26,165	26,974

Diluted:
Earnings per share	$0.57	$2.86
Weighted average shares outstanding	26,543	27,876

Non-GAAP Reconciliations:
Total closing gross profit	$90,340	$214,041
Add: Land-related write-offs/impairments	17,037	—
Adjusted closing gross profit	107,377	214,041

Earnings before provision for income taxes	22,618	130,791
Add: Land-related write-offs/impairments	17,037	—
Adjusted earnings before provision for income taxes	39,655	130,791
Adjusted provision for income taxes	(13,933)	(51,055)
Adjusted net earnings	$25,722	$79,736

Adjusted basic earnings per share	$0.98	$2.96
Adjusted diluted earnings per share	$0.97	$2.86

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		As of and for the Four Quarters Ended
	March 31,		March 31,
	2007	2006	2007	2006
EBITDA reconciliation:(1)
Net earnings	$15,116	$79,736	$160,734	$311,205
Provision for income taxes	7,502	51,055	95,102	197,090
Interest amortized to cost of sales	7,972	10,761	40,197	41,629
Depreciation and amortization	4,269	4,873	23,125	18,326
	$34,859	$146,425	$319,158	$568,250

Interest coverage ratio:(2)
EBITDA			$319,158	$568,250
Interest incurred			54,373	$44,480
Interest coverage ratio			5.9x	12.8x

Debt to EBITDA ratio:(3)
Notes payable and other borrowings			$810,364	$648,413
EBITDA			$319,158	$568,250
Debt to EBITDA ratio			2.5x	1.1x

After-tax stockholder returns: (4)
Net earnings			$160,734	$311,205
Average assets			$2,154,122	$1,785,990
Average equity			$970,010	$762,744
After-tax return on assets			7.5%	17.4%
After-tax return on equity			16.6%	40.8%

Net debt-to-capital: (5)
Notes payable and other borrowings			$810,364	$648,413
Less: cash and cash Equivalents			38,919	41,662
Net debt			771,445	606,751
Stockholders’ equity			1,023,061	891,540
Capital			$1,794,506	$1,498,291
Net debt-to-capital			43.0%	40.5%

 (1)  EBITDA is a non-GAAP financial measure and represents net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization.  A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.  EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(2)  Interest coverage ratio is calculated as the trailing four quarters’ EBITDA divided by the trailing four quarters’ interest incurred.

(3) Debt to EBITDA ratio is calculated as notes payable and other borrowings divided by the trailing four quarters’ EBITDA.

(4) Return on assets is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending total assets.  Return on equity is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending stockholders’ equity for the same period.

(5) Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Balance Sheet Data

(In thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Total assets	$2,184,129	$2,170,525
Real estate	1,576,038	1,535,871
Cash and cash equivalents	38,919	56,710
Total liabilities	1,161,068	1,163,693
Notes payable and other borrowings	810,364	733,276
Stockholders’ equity	1,023,061	1,006,832

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in Thousands)

	For the Three Months Ended March 31,
	2007		2006
	Homes	Value	Homes	Value

Homes Closed:
California	194	$102,135	423	$246,883
Nevada	45	15,277	189	74,156
West Region	239	117,412	612	321,039

Arizona	498	182,289	736	225,859
Texas	912	222,888	952	219,084
Colorado	33	13,663	16	6,090
Central Region	1,443	418,840	1,704	451,033

Florida	114	39,863	212	74,302
East Region	114	39,863	212	74,302

Total	1,796	$576,115	2,528	$846,374

Homes Ordered:
California	291	$139,984	237	$137,356
Nevada	84	30,866	129	49,408
West Region	375	170,850	366	186,764

Arizona	478	152,342	733	259,810
Texas	1,096	278,544	1,312	315,147
Colorado	48	18,520	42	16,994
Central Region	1,622	449,406	2,087	591,951

Florida	76	20,360	137	53,903
East Region	76	20,360	137	53,903

Total	2,073	$640,616	2,590	$832,618

Order Backlog:
California	323	$167,665	528	$311,437
Nevada	96	37,314	289	101,652
West Region	419	204,979	817	413,089

Arizona	885	317,359	2,424	872,653
Texas	2,393	637,819	2,533	605,528
Colorado	60	23,640	58	22,726
Central Region	3,338	978,818	5,015	1,500,907

Florida	205	80,765	624	253,848
East Region	205	80,765	624	253,848

Total	3,962	$1,264,562	6,456	$2,167,844

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

	First Qtr 2007		First Qtr 2006
Active	Beg.	End	Beg.	End
Communities:
California	26	25	20	23
Nevada	5	9	6	6
West Region	31	34	26	29

Arizona	42	39	35	36
Texas	121	124	108	100
Colorado	6	7	3	5
Central Region	169	170	146	141

Florida	13	13	12	15
East Region	13	13	12	15

Total	213	217	184	185

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S. and was recently selected for the fourth consecutive year to Forbes’ “Platinum 400 — Best-Managed Big Companies in America.” Meritage is in the S&P SmallCap 600 Index, ranks 580 on the 2007 Fortune 1000 list and has appeared on Fortune’s “Fastest Growing Companies in America” list in five of the last seven years. Meritage operates in many of the dominant homebuilding markets of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 19 consecutive years of record revenue through 2006. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding our expectations about trends in the housing or homebuilding markets, or for Meritage in particular, including trends related to: sales/orders, cancellations, prices/incentives, land values and sales/absorption rates, as well as the timing of changes or continuation of trends in related metrics; our expected home closings, revenue, margins and net earnings/EPS for 2007; the level of option write-offs and impairment charges we may incur in 2007; our future lot or land supply and the benefits of our lot option strategy; and our future opportunities and operations of Meritage Homes. Such statements are based upon preliminary financial and operating data, the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; our success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; our investments in land and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; our ability to take certain actions because of restrictions contained in the indentures for our senior and senior subordinated notes, and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2006, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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